Exhibit 6(a)

STATE OF CONNECTICUT INSURANCE DEPARTMENT

This is To Certify, that the attached Restated Certificate of Incorporation and Amendment thereto, on behalf of Prudential Retirement Insurance and Annuity Company are copies from those on file in this Department.

Witness my hand and official seal, at Hartford,

This thirtieth day of November 2006

/s/ Susan F. Cogswell
Susan F. Cogswell
Insurance Commissioner

www.ct.gov/cid

P.O. Box 816 Hartford, CT 06142-0816

An Equal Opportunity Employer

CERTIFICATE OF AMENDMENT

STOCK CORPORATION

Office of the Secretary of the State

30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 /Rev. 07/01/2003

Space For Office Use Only	Filing Fee $50.00

1.	NAME OF CORPORATION

CIGNA Life Insurance Company

2.	THE CERTIFICATE OF INCORPORATION IS (check A, B or C)

☒	A.	AMENDED

☐	B.	RESTATED

☐	C.	AMENDED AND RESTATED

The restated certificate consolidates all amendments into a single document.

3.	TEXT OF EACH AMENDMENT / RESTATEMENT

RESOLVED: That Section 1 of the Restated Certificate of Incorporation (Charter) of the Company is amended to change its name to Prudential Retirement Insurance and Annuity Company.

RESOLVED: That Section 1 of the Restated Certificate of Incorporation (Charter) shall be amended to read in its ensurety as follows:

“Section 1. The Prudential Retirement Insurance and Annuity Company is created a body politic and corporate and under that name shall have all the powers granted by the general statutes, as now enacted or hereafter amended, to corporations formed under the Connecticut Business Corporation Act.”

(Please reference an 8 1/2 X 11 attachment if additional space is needed)

Space For Office Use Only	Filing Fee $50.00

4.	VOTE INFORMATION (check A, B or C)

☒	A.	The amendment was approved by shareholders in the manner required by sections 33-600 to 33-998 of the Connecticut General Statutes, and by the Certificate of Incorporation.

☐	B.	The amendment was approved by the incorporators.
No shareholder approval was required.

☐	C.	The amendment was approved by the board of directors.
No shareholder approval was required.

5. EXECUTION

Dated this 31st day of March, 2004.

John Y. Kim	President	/s/ John Y. Kim
Print or type name of signatory	Capacity of signatory	Signature

STATE OF CONNECTICUT INSURANCE DEPARTMENT

This is to Certify, that the Amendment to the Restated Certificate of Incorporation of CIGNA Life Insurance Company, with respect to the change of name to Prudential Retirement Insurance and Annuity Company, has been reviewed and approved.

Witness my hand and official seal, at HARTFORD, this 5th day of April, 2004

/s/ Susan F. Cogswell
Susan F. Cogswell
Insurance Commissioner

CERTIFICATE OF AMENDMENT

STOCK CORPORATION

Office of the Secretary of the State

30 Trinity Street / P.O. Box 150470 / Hartford, CT 06115-0470 /new/1-97

Space For Office Use Only	Filing Fee $50.00

1.	NAME OF CORPORATION: CIGNA LIFE INSURANCE COMPANY

2.	THE CERTIFICATE OF INCORPORATION IS (check A., B. or C.):

☐	A.	AMENDED.

☐	B.	AMENDED AND RESTATED.

☒	C.	RESTATED.

3.	TEXT OF EACH AMENDMENT/RESTATEMENT:

See Attached.

(Please reference an 8 1/2 x 11 attachment if additional space is needed)

Space For Office Use Only	Filing Fee $50.00

4.	VOTE INFORMATION (check A., B. or C.)

☐	A.	The resolution was approved by shareholders as follows:

(set forth all voting information required by Conn. Gen. Stat. Section 33-800 as amended in the space provided below)

Designation	Number of Outstanding Shares	Number of votes entitled to be cast	Number of votes indisputably represented	Number of votes cast in favor of amendment	Number of votes cast against amendment

☒	B.	The amendment was adopted by the board of directors without shareholder action. No shareholder vote was required for adoption.

The amendment was adopted on October 1, 1998.

☐	C.	The amendment was adopted by the incorporators without shareholder action. No shareholder vote was required for adoption.

5. EXECUTION

Dated this 29th day of December, 1998

Thomas C. Jones	President	/s/ Thomas C. Jones
Print or type name of signatory	Capacity of signatory	Signature

Attachment to Certificate of Amendment to Certificate of Incorporation (Charter)

RESTATED CHARTER

OF

CIGNA LIFE INSURANCE COMPANY

Section 1. The CIGNA Life Insurance Company is created a body politic and corporate and under that name shall have all the powers granted by the general statutes, as now enacted or hereafter amended, to corporations formed under the Connecticut Business Corporation Act.

Section 2. The corporation shall have the power to write life insurance, endowments, annuities, accident and health Insurance and other undertakings and any and all other forms of insurance which any other corporation now or hereafter chartered by Connecticut and empowered to do a life insurance business may now or hereafter lawfully do; to accept and to cede reinsurance of any such risks or hazards; to issue policies and contracts for any kind or combination of kinds of insurance herein authorized; to issue policies or contracts either with or without participation in profits; and to acquire and hold any or all of the shares or other securities of any insurance corporation or any other kind of corporation. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

Section 3. The capital with which the corporation shall commence business shall be an amount not less than one thousand dollars. The authorized capital shall be three million dollars divided into thirty thousand shares of common capital stock with a par value of one hundred dollars each. The corporation may borrow money necessary for the purposes of its business and issue subordinated notes therefor upon an agreement that such money, and the interest thereon, shall be repaid only out of free surplus; money so borrowed shall not be included in the legal liabilities of the corporation as set forth in financial and other statements filed with the commissioner of insurance but, until repaid shall be shown as a footnote to such statements.

Section 4. The business, property and affairs of the corporation shall be managed by the chief executive officer and his delegated officers under the direction of the board of directors. The board of directors shall be charged with the following responsibilities and duties: Selection, surveillance and removal of the chief executive officer and, subject to the provisions of any applicable bylaws, other corporate officers; provision of periodic statements to the shareholders concerning the operation and financial status of the corporation; amendment of the bylaws; authorization or approval of major acquisitions and dispositions of assets; authorization or approval of mergers, consolidations and reorganizations; the taking of action with respect to the issuance, acquisition, retirement or cancellation, redemption or determination of terms, limitations and relative rights and preferences of the corporation’s capital stock or any class thereof; the incurrence of major corporate indebtness; declaration of dividends with respect to outstanding shares of the corporation’s capital stock; action with respect to the dissolution of the corporation; and such other responsibilities and duties as may be required by law. The number of directorships shall be fixed in the bylaws. The number of directorships so fixed shall be filled by an election of directors at each annual meeting of the shareholders to serve until the next annual meeting or until their respective successors shall be elected and shall qualify, except as provided in the Connecticut Business Corporation Act.

Section 5. The personal liability of a person who is or was a director of the corporation to the corporation or its stockholders for monetary damages for breach of duty as a director shall be limited to the amount of compensation received by the director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in Section 33-840 of the Connecticut Business Corporation Act as in effect on the effective date hereof or as it may be amended from time to time (the “Act”), to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation, or (e) create liability under Section 33-757 of the Act. This Section 5 shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or modification of this Section 5 or the adoption of any provision inconsistent herewith by the board of directors and the stockholders of the corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith. The limitation of liability of any person who is or was a director provided for in this Section 5 shall not be exclusive of any other limitation or elimination of liability contained in, or which may be provided to any such person under, Connecticut law as in effect on the effective date hereof or as thereafter amended.

Section 6. The corporation may indemnify or advance expenses to a person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, a partnership, joint venture, trust, an employee benefit plan or other entity, to the extent permitted under Connecticut law as in effect on the effective date hereof or as thereafter amended, including, pursuant to Section 33-636(b)(5) of the Act, for liability of any such person for any actions taken, or any failure to take any actions, except for conduct as set out in items (a) through (e) of Section 5, above. The corporation shall indemnify or advance expenses to any such person to the full extent as required in the bylaws of the corporation, as amended from time to time, and the corporation shall not be required pursuant to Section 33-771(e) of the Act to indemnify or advance expenses to its directors, nor shall the corporation be required pursuant to Section 33-776(d) of the Act to indemnify and advance expenses to its officers, employees or agents who are not directors.

STATE OF CONNECTICUT INSURANCE DEPARTMENT

This is to Certify, that CIGNA Life Insurance Company has filed a copy of its Certificate of Amendment to the Restated Certificate of Incorporation (Charter) with this Department.

Witness my hand and official seal, at HARTFORD, this 29th day of December, 1998

/s/ George M. Reider, Jr.
George M. Reider, Jr.
Insurance Commissioner

Certificate of Authority and Compliance

P. O. Box 816 Hartford, CT 06142-0816

An Equal Opportunity Employer